Exhibit 3(i)
ARTICLES OF AMENDMENT
of
H. J. HEINZ COMPANY,
a Pennsylvania corporation.
     In compliance with the requirements of 15 Pa. C.S. § 1915 (relating to articles of amendment), the undersigned business corporation, H. J. HEINZ COMPANY, desiring to amend its Articles, hereby certifies under its corporate seal that:
1.	The name of the corporation is H. J. HEINZ COMPANY (the “Corporation”), and its current registered office in the Commonwealth of Pennsylvania is located at 600 Grant Street, Pittsburgh, Pennsylvania 15219.

2.	The corporation was formed under the Act of the General Assembly of the Commonwealth of Pennsylvania, approved April 29, 1874, as supplemented and amended, as shown by its Certificate of Incorporation dated July 27, 1900, and recorded in the office of the Secretary of the Commonwealth in Charter Book Volume No. 61, page 212, and in the office of the Recorder of Deeds in and for the County of Allegheny on February 23, 1905, in Charter Book Volume No. 37, page 250.

3.	A First Restated Articles of Incorporation was filed in the office of the Secretary of the Commonwealth on July 25, 1994.

4.	The Second Restated Articles of Incorporation shall be effective upon the filing of these Articles of Amendment in the Department of State, and the provisions hereunder were properly adopted by the Corporation’s shareholders and/or directors pursuant to 15 Pa. C.S. §§ 1914, et. seq.

5.	The amendment adopted by the corporation, set forth in full, is as follows:

RESOLVED that the Second Restated Articles of Incorporation of H. J. Heinz Company (hereinafter called the “corporation”) be amended and restated in their entirety so that the same shall read in full as follows:

1.	The name of the corporation is H. J. HEINZ COMPANY.

2.	The location and post office address of the current registered office of the corporation is 600 Grant Street, City of Pittsburgh, County of Allegheny, Commonwealth of Pennsylvania 15219.

3.	The business of the corporation shall be to manufacture, produce, buy, sell and generally deal in food and grocery products and goods, wares, merchandise and personal property of every kind and description and, without limitation, to engage in, and do any and all lawful act concerning any or all lawful business for which corporations may be incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania.

4.	The term of its existence is perpetual.

5.	The aggregate number of shares which the corporation shall have authority to issue as of July 13, 1994 shall be 602,238,876 shares, of which 2,238,876 shares shall be Third Cumulative Preferred Stock of the par value of $10.00 per share, issuable in one or more series, and 600,000,000 shares shall be Common Stock of the par value of $0.25 per share.

A description of each class of shares which the corporation shall have authority to issue and a statement of the preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each class are as follows:
SECTION I. THIRD CUMULATIVE PREFERRED STOCK
     This Section I sets forth a description of the Third Cumulative Preferred Stock (hereinafter called the “Third Preferred Stock”) and a statement of certain of the voting rights, designations, preferences, privileges, qualifications, limitations, options and common rights, and of certain of the special or relative rights granted to or imposed upon the shares of the Third Preferred Stock, together with a statement of the authority vested in the Board of Directors of the corporation to establish series and to fix and determine the variations in the relative rights and preferences as between series, insofar as they are not fixed by this Section I, and a statement of the rights and preferences of a series of the Third Preferred Stock designated as the “Third Cumulative Preferred Stock, $1.70 First Series” established by the Board of Directors of the corporation pursuant to the aforesaid authority, viz.:

Subsection A. Issuance in Series.
Subparagraph (1). The Third Preferred Stock shall be divided into and from time to time may be issued in series, and the Board of Directors is hereby expressly vested with the authority, in the resolution or resolutions providing for the issue of shares of particular series, before issuance, to fix and determine the:
(a)	distinctive serial designation of such series;

(b)	annual dividend rate for such series, and the date from which such dividends shall commence to accrue;

(c)	full, limited, multiple, fractional or no voting rights of such series;

(d)	redemption price or prices for such series, which may consist of a redemption price or scale of redemption prices applicable only to redemption for a sinking fund (which term as used herein shall include any fund or requirement for the periodic retirement of shares) and a different redemption price or scale of redemption prices applicable to any other redemption, and the terms and conditions on which shares of such series may be redeemed;

(e)	sinking fund provisions, if any, for the redemption or purchase of shares of such series;

(f)	amounts payable upon shares of such series in the event of the voluntary or involuntary liquidation of the corporation; and

(g)	terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of shares of the corporation into which such shares may be converted.
Subparagraph (2). All shares of the Third Preferred Stock shall be of equal rank with each other, regardless of series, and shall be identical with each other in all respects except as provided in Subparagraph (1) of this Subsection A.
Subparagraph (3). In case the stated dividends and the amounts payable on liquidation are not paid in full, the shares of all series of the Third Preferred Stock shall share ratably in the payment of dividends, including accruals, if any, in proportion to the sums which would be payable on said shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

Subsection B. Dividends on Third Preferred Stock and Junior Stock.
The holders of the Third Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available for the payment of dividends, cumulative cash dividends at the annual rate for each particular series theretofore fixed by the Board of Directors as hereinbefore authorized, and no more, payable quarter-yearly, on the first days of January, April, July and October in each year, to shareholders of record on the respective dates, not exceeding 40 days preceding such dividend payment dates, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend. Such dividends on the Third Preferred Stock shall be payable before any dividend on any junior stock (which term as used in this Section I shall mean the Common Stock and any other class of stock of the corporation hereafter authorized ranking junior to the Third Preferred Stock as to dividends or assets) shall be paid or set apart for payment. Dividends on each series of the Third Preferred Stock shall be cumulative from such date as may be fixed by the Board of Directors prior to the issue thereof. Arrearages in the payment of dividends shall not bear interest.
So long as any of the Third Preferred Stock remains outstanding, no dividend whatever shall be paid or declared on any junior stock nor shall any distribution be made on any junior stock, other than a dividend payable in junior stock, nor shall any shares of any junior stock be acquired for a consideration by the corporation:
(1)	unless all dividends on the Third Preferred Stock of all series for all past quarter-yearly dividend periods shall have been paid and the full dividends thereon for the then current quarter-yearly dividend period shall have been paid or shall have been declared and a sum sufficient for the payment thereof set apart; and

(2)	unless, if at any time the corporation is obligated to retire shares of any series of the Third Preferred Stock pursuant to a sinking fund, all arrears in respect of each sinking fund for the Third Preferred Stock of all series shall have been made good.
Subject to the foregoing provisions, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any junior stock from time to time out of the remaining funds of the corporation legally available for the payment of dividends, and the Third Preferred Stock shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.

Subsection C. Redemption.
Subject to the provisions of Subparagraph (3) of Subsection E of this Section I and subject to the provisions of the resolution or resolutions of the Board of Directors providing for the issue of shares of any particular series, the corporation, at the option of the Board of Directors, may redeem the whole or any part of the Third Preferred Stock at any time outstanding, or the whole or any part of any series thereof, at any time or from time to time, upon notice duly given as hereinafter specified, at the applicable redemption price or prices fixed by the Board of Directors as hereinbefore authorized, together with a sum, in the case of each share so to be redeemed, computed at the annual dividend rate for the series of which the particular share is a part from and after the date on which dividends on such share became cumulative to and including the date fixed for such redemption, less the aggregate of the dividends theretofore paid thereon, but computed without interest.
Notice of every such redemption of the Third Preferred Stock shall be published at least once in a newspaper printed in the English language and customarily published on each business day and of general circulation in the Borough of Manhattan, the City of New York, New York, and in a similar newspaper similarly published and of general circulation in the City of Pittsburgh, Pennsylvania, and in a similar newspaper similarly published and of general circulation in such other city or cities as may be specified in the resolution or resolutions of the Board of Directors providing for the issue of shares of any particular series, such publications to be at least thirty days prior to the date fixed for such redemption. Notice of every such redemption shall also be mailed at least thirty days prior to the date fixed for such redemption to the holders of record of the shares so to be redeemed at their respective addresses as the same shall appear on the books of the corporation; but no failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceeding for the redemption of any shares so to be redeemed.
In case of redemption of a part only of any series of the Third Preferred Stock at the time outstanding, the redemption may be either pro rata or by lot. The Board of Directors shall have full power and authority to prescribe the manner in which the drawings by lot or the pro rata redemption shall be conducted and, subject to the provisions herein contained, the terms and conditions upon which the Third Preferred Stock shall be redeemed from time to time.

On or at any time before any redemption date, the corporation may deposit in trust, for the account of the holders of the shares to be redeemed, the moneys necessary for such redemption with a bank or trust company, to be designated in the notice of such redemption, in good standing, having capital, surplus and undivided profits aggregating at least $5,000,000.00, organized under the laws of the United States of America or of the State of New York, doing business in the Borough of Manhattan, the City of New York, New York, or organized under the laws of the United States of America or of the Commonwealth of Pennsylvania and doing business in the City of Pittsburgh, Pennsylvania. In the event such deposit is so made, then, upon the publication, as hereinabove provided, of the notice of such redemption, or upon the earlier delivery to said bank or trust company of irrevocable authorization and direction to publish such notice, all shares with respect to the redemption of which such deposit shall have been made and such publication effected or authorization therefor given shall, whether or not the certificates for such shares shall have been surrendered for cancellation, be deemed to be no longer outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate except the right of the holders of the certificates for such shares to receive, from and after the time of such deposit, the amount payable upon the redemption thereof, without interest, and the right to exercise, on or before the date fixed for redemption, any unexpired privileges of conversion.
Any funds so deposited by the corporation which shall not be required for such redemption because of the exercise of any right of conversion or exchange subsequent to the time of such deposit shall be released or repaid to the corporation forthwith. Any funds so deposited which are unclaimed at the end of six years from such redemption date shall be repaid to the corporation, after which the holders of the shares so called for redemption shall look only to the corporation for payment thereof, provided, however, that if any unclaimed funds so repaid to the corporation shall have been paid by it to the Commonwealth of Pennsylvania under or in lieu of escheat, the holders of the shares so called for redemption shall thenceforth look only to the said Commonwealth for the payment thereof.
Subsection D. Amounts Payable on Liquidation or Dissolution.
In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of the Third Preferred Stock of each series then outstanding shall be entitled to receive in cash out of the assets of the corporation, before any distribution or payment shall be made to the holders of any junior stock, the full preferential amount or amounts fixed by the Board of Directors for such series as herein authorized, plus in respect of each such share a sum computed at the annual dividend rate applicable thereto from and after the date on which dividends on such share became cumulative to and including the date fixed for such payment, less the aggregate of dividends theretofore paid thereon, but computed without interest; provided that if such assets available for the holders of the Third Preferred Stock of each series then outstanding shall be less than the total amount all such holders would be so entitled to receive if all such preferential amount or amounts and dividends were paid in full then the corporation shall, in lieu of making such payments in full to the holders of the Third Preferred Stock of each series then outstanding, make payments to the holders of the Third Preferred Stock of each series then outstanding (in proportion to the respective amounts which would be payable on account of such liquidation, dissolution or winding up if all such payments were paid in full) of an aggregate amount equal to such assets so available. If such payment shall have been made in full to the holders of the Third Preferred Stock on voluntary or involuntary liquidation, dissolution or winding up, the remaining assets of the corporation shall be distributed among the holders of junior stock according to their respective rights and preferences and in accordance with their respective holdings. For the purposes of this Subsection D, a consolidation or merger of the corporation with any other corporation shall not be deemed, as such, to constitute a liquidation, dissolution or winding up of the corporation, but any reorganization of the corporation required by any court or administrative body in order to comply with any provision of law shall be deemed to be an involuntary liquidation, dissolution or winding up of the corporation unless the preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the Third Preferred Stock are not adversely affected by such reorganization.
Subsection E. Restrictions on Corporate Action.
The consent of the holders of at least two-thirds of the Third Preferred Stock (subject to the provisions of Subparagraph (2) hereof) at the time outstanding, given in person or by proxy, either in writing or at a special meeting called for the purpose, at which the Third Preferred Stock entitled to vote shall vote separately as a class, regardless of series, shall be necessary to effect or validate any one or more of the following:
Subparagraph (1). The authorization of, or any increase in the authorized amount of, any class of stock of the corporation ranking prior to or on a parity with the Third Preferred Stock, either as to dividends or upon liquidation, or any increase in the authorized amount of the Third Preferred Stock;

Subparagraph (2). The amendment, alteration or repeal of any of the provisions of the Restated Articles of Incorporation, as now or hereafter amended, of the corporation, or any of the provisions of the resolution or resolutions of the Board of Directors providing for the issue of shares of any series of the Third Preferred Stock, so as to affect adversely the rights, preferences or powers of the Third Preferred Stock or of any series of the Third Preferred Stock; provided, however, that if any such amendment, alteration or repeal shall affect adversely the rights, preferences or powers of one or more, but not all, of the series of Third Preferred Stock at the time outstanding, the consent of the holders of at least two-thirds in interest of the shares then outstanding of each series so affected entitled to vote, similarly given, shall be required in lieu of the consent of the holders of two-thirds of the Third Preferred Stock entitled to vote voting as a class; or
Subparagraph (3). The redemption of less than all of the Third Preferred Stock at the time outstanding or the purchase of any of the Third Preferred Stock except in accordance with a purchase offer made to all holders thereof, unless the full dividend on the Third Preferred Stock for all past quarter-yearly dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart; provided that no consent of the holders of the Third Preferred Stock entitled to vote or of the holders of a particular series of the Third Preferred Stock entitled to vote shall be required under the provisions of this Subsection E if, at or prior to the time of the act with respect to which such vote would otherwise be required, provision is made in accordance with the provisions of the fourth paragraph of Subsection C of this Section I for the redemption of all shares of Third Preferred Stock or of all shares of the particular series of the Third Preferred Stock at the time outstanding.
If in any case the amounts payable with respect to any requirements to retire shares of the Third Preferred Stock are not paid in full in the case of all series with respect to which such requirements exist, the number of shares to be retired in each series shall be in proportion to the respective amounts which would be payable on account of such requirements if all amounts payable were met in full.
Subsection F. Voting Rights.
Holders of the Third Preferred Stock entitled to vote shall be entitled to vote together with the Common Stock and not as a separate class on all matters at every meeting of the holders of Common Stock of the corporation, and, in addition, holders of the Third Preferred Stock entitled to vote shall be entitled to vote, separately as a class, to the extent provided in Subsection E above, and as hereinafter in this Subsection F set forth. If and when six quarter-yearly dividends payable on the Third Preferred Stock of any series shall be in default, in whole or in part, the holders of the outstanding Third Preferred Stock entitled to vote, voting separately as a class regardless of series, shall, in addition to the voting rights provided in Subsection E of this Section I and hereinabove provided in this Subsection F, become entitled to elect two Directors, who shall be additional Directors to the then existing Board, and the holders of the Third Preferred Stock entitled to vote and the Common Stock, voting together, shall be entitled to elect the remaining Directors of the corporation. When all dividends then in default on the Third Preferred Stock then outstanding shall thereafter be paid, the Third Preferred Stock shall then be divested of such additional voting power, but always subject to the same provisions for the vesting of such additional voting power in the Third Preferred Stock entitled to vote in case of any similar future default or defaults. A meeting of the holders of the Third Preferred Stock for the election of such Directors, at which the holders of the Third Preferred Stock entitled to vote shall vote as a class, shall be held at any time after the accrual of such additional voting power, upon notice similar to that provided in the By-Laws for a special meeting of shareholders, upon call by the Secretary of the corporation, who shall call such meeting at the written request of the holders of record of not less than 5% of the Third Preferred Stock entitled to vote then outstanding, addressed to him at the principal business office of the corporation. The holders of a majority of the Third Preferred Stock entitled to vote present in person or by proxy shall be entitled to elect the additional Directors above provided for. Upon termination of the additional voting power of the Third Preferred Stock at any time by reason of the payment of all accumulated and defaulted dividends on such stock, the terms of office of all persons who may have been elected Directors of the corporation by vote of the holders of the Third Preferred Stock shall forthwith terminate.
At all times each holder of a share of the Third Preferred Stock of any series who at the time possessed voting power for any purpose shall, for such purpose, be entitled to such vote, or no vote, for each share of the Third Preferred Stock standing in such holder’s name on the books of the corporation as shall have been theretofore fixed by the Board of Directors as hereinbefore authorized.

Subsection G. Status of Redeemed and Purchased Shares.
Except as otherwise required by law, all shares of the Third Preferred Stock redeemed, purchased or otherwise acquired by the corporation shall be cancelled and shall have the status of authorized but unissued shares, and the Board of Directors of the corporation shall have authority, by resolution, to change shares of any particular series redeemed or purchased into shares of another series of the Third Preferred Stock, subject to such limitations, if any, as are stated in the Restated Articles of Incorporation, as now or hereafter amended, of the corporation. However, no shares of the Third Preferred Stock of any series redeemed or purchased (whether or not so changed into shares of another series) shall be re-issued as a part of such series or any other series of the Third Preferred Stock so long as any shares of the Third Preferred Stock of such series shall remain outstanding. Any such cancellation of shares of any series of the Third Preferred Stock redeemed pursuant to Subsection C of this Section I shall not prevent the corporation from subsequently using such shares in satisfaction of sinking fund requirements with respect to the same series if and to the extent permitted by the terms of such series.
Subsection H. Status of Converted Shares.
Upon conversion of any shares of any series of the Third Preferred Stock into another class or classes or series of shares of the corporation pursuant to the provisions of the resolution or resolutions of the Board of Directors providing for the issue of such series, the number of shares which the corporation is authorized to issue shall be thereby so reduced.
Subsection I. Relative Rights and Preferences of the First Series of Third Cumulative Preferred Stock.
Pursuant to a resolution duly adopted by the Board of Directors of the corporation on December 10, 1975, the first series of the Third Cumulative Preferred Stock was established, such series having originally consisted of 1,800,000 shares but having been thereafter reduced to 38,876 shares through conversion and cancellation, the designation and the relative rights and preferences thereof, in addition to those set forth in Subsections A through H of this Section I, being as follows:

(1)	The designation is “Third Cumulative Preferred Stock, $1.70 First Series” (hereinafter called the “First Series”).

(2)	The amount of $1.70 per share of the First Series per year, and no more, is hereby fixed as the rate per annum at which the holders of shares of the First Series shall be entitled to receive dividends; and the date of issue of the First Series is hereby fixed as the date from and after which such dividends shall accumulate.

(3)	Each holder of a share of the First Series shall have voting rights and shall be entitled to one-half vote for each share of the First Series standing in such holder’s name on the books of the corporation.

(4)	The shares of the First Series are redeemable in whole or in part at any time. The redemption price payable upon the exercise of the right to redeem the shares of the First Series is fixed at $28.50, plus dividends accrued and unpaid thereon to the date fixed for redemption. In addition to the publication of notice of redemption in the newspapers specified in Subsection C of this Section I, such notice shall also be published in the City of Keokuk, Iowa.

(5)	Upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation the holders of shares of the First Series shall be entitled to receive at the time thereof in cash out of the assets of the corporation, before any distribution or payment shall be made to the holders of any junior stock, an amount equal to the redemption price of $28.50, plus dividends accrued and unpaid thereon to such time.

(6)	At the option of the holder thereof and upon surrender to the corporation at the office of a Transfer Agent of the Common Stock, either in the Borough of Manhattan, the City of New York, New York or in the City of Pittsburgh, Pennsylvania, each share of the First Series shall be convertible (or if such share is called for redemption, then in respect of such share to and including but not after the date fixed for such redemption), into fully paid non-assessable shares of Common Stock of the corporation (as such Common Stock shall then be constituted) at the conversion rate of 9.0 shares of Common Stock per share of stock of the First Series, the conversion rate having been previously adjusted from the initial conversion rate through the date of these Amended and Restated Articles of Incorporation pursuant to Subparagraph (d) of this Paragraph (6) being subject to further adjustment as hereinafter provided:

(a)	If and whenever the corporation shall at any time after the date of issue of the First Series make any distribution described in Subparagraph (b) below or issue any shares of Common Stock (excluding shares of Common Stock or other securities issued upon the conversion of shares of the First Series, and excluding shares of Common Stock or other securities issued on the exercise of options and warrants outstanding on the date of issue of the First Series, and excluding shares of Common Stock or other securities issued on the exercise of options granted at any time after the date of issue of the First Series pursuant to any option plan for employees of the corporation or its subsidiaries, all of which are hereinafter in this Paragraph (6) referred to as “Excluded Shares”), then successively upon each such distribution or issuance the conversion rate shall be immediately (except as provided in Subparagraph (g) below) adjusted in accordance with the following formula:

$28.50 shall be multiplied by the number of shares of Common Stock outstanding after any such issuance (other than Excluded Shares) and the resulting product shall be divided by the aggregate consideration, determined in accordance with Subparagraph (b) of this Paragraph (6), received by the corporation for shares of Common Stock then outstanding (other than Excluded Shares). The resulting quotient, adjusted to the nearest one-thousandth, shall thereafter be the conversion rate until further adjusted as herein provided, except that if by any such computation the current conversion rate would be decreased to less than the basic conversion rate as defined in Subparagraph (d) of this Paragraph (6), then the conversion rate shall nevertheless be the basic conversion rate.

(b)	For the purpose of this Paragraph (6), the corporation shall be deemed to have received as consideration for the shares of its Common Stock outstanding at the time of making any computation hereunder $862,332,309, minus the aggregate of the amount (as valued by the Board of Directors) of all distributions (other than dividends payable in cash and/or in equity or other securities of the corporation) which have been made payable to holders of Common Stock as of a record date occurring after the date of issue of the First Series, plus any additional consideration received by the corporation after the date of issue of the First Series (other than the consideration received by the corporation in connection with the issue of shares of the First Series), which additional consideration shall be determined as follows:
(i)	In the case of the issuance of shares for cash, the consideration shall be the amount of such cash, provided that in no case under this Subparagraph (b) shall any deduction be made for any underwriting discounts or commissions or any expenses incurred by the corporation for any underwriting of the issue or otherwise in connection therewith;

(ii)	In the case of the issuance of shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors;

(iii)	In the case of shares issued as a stock dividend, no consideration shall be deemed to have been received therefor and such securities shall be deemed to have been issued at the close of business on the record date for the determination of shareholders entitled to receive the same; and

(iv)	In case the corporation shall at any time after the date of issue of the First Series issue any new securities, other than the shares of the First Series, convertible into Common Stock, or any options (other than options granted pursuant to any option plan for employees of the corporation or its subsidiaries) or rights (including warrants) to subscribe to Common Stock, the shares of Common Stock issuable on the conversion of any such securities or upon the exercise of any such options or rights shall (A) if inclusion thereof would result in a current conversion rate greater than if excluded be deemed (so long as such conversion or purchase privilege is outstanding), for the purpose of the computation made pursuant to Subparagraph (a) of this Paragraph (6), to have been forthwith issued; and (B) in every other case shall be deemed to be issued at the close of business on the date of conversion of such convertible securities or exercise of such options or rights. The corporation for the purpose of any computation under this Subdivision (iv) shall be deemed to have received a consideration for such

Common Stock equal to the consideration received by the corporation for the convertible securities, options or rights so issued, plus the consideration, if any, to be received by the corporation upon their conversion or the exercise of any such options or rights, as the case may be.
(c)	For the purpose of this Paragraph (6), a sale or other disposition by the corporation of its securities which had been issued and outstanding and were acquired by the corporation and which have not been retired, or an issuance of Common Stock to the corporation upon conversion of shares of the First Series held by it, or a sale or other disposition by it of such Common Stock, or a purchase or other acquisition by it of its securities, shall not effect, result in or require any adjustment in the conversion rate or be taken into account in computing any future adjustment in the conversion rate.

(d)	In case shares of Common Stock at any time outstanding shall be subdivided into a greater or consolidated into a lesser number of shares, either with or without par value, then the current conversion rate and the basic conversion rate shall be proportionately increased or decreased, as the case may be, and in the case of a stock dividend, the basic conversion rate shall be proportionately increased. The basic conversion rate as used in this Paragraph (6) shall mean the conversion rate hereinbefore stated, as such conversion rate may be adjusted from time to time pursuant to this Subparagraph (d); provided that if any such adjustment of the basic conversion rate has once been made, then each subsequent adjustment thereof shall be made with respect to the last previously established basic conversion rate.

(e)	In case of any reclassification or change of outstanding shares of Common Stock of the class issuable upon conversion of the shares of the First Series (other than a change from no par value to par value, or from par value to no par value, or a change in par value, or as a result of a subdivision or consolidation of shares), or in case of any consolidation or merger of the corporation with or into another corporation (other than a merger with a subsidiary in which merger the corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock of the class issuable upon conversion of the shares of the First Series), or in case of any sale or conveyance to another corporation of the property of the corporation as an entirety or substantially as an entirety, the holder of each share of the First Series then outstanding shall have the right thereafter (or if such share is called for redemption, then in respect of such share to and including but not after the date fixed for such redemption), to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock of the corporation into which such share might have been converted immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

(f)	In case at any time conditions shall arise by reason of action taken by the corporation which, in the opinion of the Board of Directors of the corporation, are not adequately covered by the other provisions of this Paragraph (6) and which might materially and adversely affect the conversion rights pertaining to the shares of the First Series, or in case at any time any such conditions are expected to arise by reason of any action contemplated by the corporation, the Board of Directors of the corporation shall appoint a firm of independent public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the corporation) who shall give their opinion as to the adjustment, if any (not inconsistent with the standards established in this Paragraph (6)), of the conversion rate (including, if necessary, any adjustment as to the securities into which the shares of the First Series may thereafter be converted) which is, or would be, required to preserve without dilution the conversion rights pertaining to the shares of the First Series. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or the taking of any such action contemplated, as the case may be; provided, however, that no adjustment of the conversion rate shall be made which in the opinion of the accountant or firm of accountants giving the aforesaid opinion would result in a decrease of the conversion rate to less than the then basic conversion rate, except as otherwise provided in Subparagraph (d) of this Paragraph (6).

(g)	Anything in this Paragraph (6) to the contrary notwithstanding, the corporation shall not be required to make any adjustment of the conversion rate in any case in which the amount by which such conversion rate would be increased or decreased in accordance with the foregoing provisions of this Paragraph (6) would be less than one one-hundredth of a share of Common Stock but in such case any adjustment that would otherwise be required then to be made shall be carried forward and made at the time and together with the next subsequent adjustment which, together with any and all such adjustments so carried forward, shall amount to one one-hundredth of a share of Common Stock.

(h)	The corporation shall give written notice of each adjustment in the conversion rate to each holder of record of the First Series at the address of each such holder as shown on the books of the corporation at the time of payment of the regular cash dividend on the First Series occurring next after such adjustment.
Whenever the corporation shall make any adjustment in the conversion rate as herein provided, the corporation shall forthwith file with the Transfer Agents of the Common Stock in the Borough of Manhattan, the City of New York, New York and in the City of Pittsburgh, Pennsylvania, a statement, signed by the President or a Vice President of the corporation and by its Treasurer or an Assistant Treasurer, showing in detail the facts requiring such adjustment and the conversion rate that will be effective after such adjustment.
In case at any time:
(1)	the corporation shall pay any dividend payable in shares of its Common Stock upon its Common Stock or make any distribution (other than a quarterly cash dividend in an amount per share not in excess of the amount per share of the last preceding quarterly cash dividend) to the holders of its Common Stock;

(2)	the corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(3)	there shall be any capital reorganization or reclassification of the capital stock of the corporation or consolidation or merger of the corporation with, or sale of all or substantially all of its assets to, another corporation; or

(4)	there shall be a voluntary or involuntary dissolution, liquidation or winding up of the corporation;
then, in any one or more of said cases, the corporation shall give written notice, by first class mail, postage prepaid, addressed to each holder of record of the First Series at the address of each such holder as shown on the books of the corporation, of the date on which (a) the books of the corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or (b) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least 21 days prior to the action in question and not less than 21 days prior to the record date or the date on which the corporation’s transfer books are closed with respect thereto.
No fraction of share of Common Stock shall be issued upon conversion of shares of the First Series but, in lieu thereof the corporation shall pay to the holder of such shares so converted who would otherwise be entitled to a fractional share, a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market value of a full share of Common Stock on the date immediately preceding the date upon which any such shares are surrendered for conversion. The market value of a share of Common Stock shall be computed on the basis of the average of the bid and asked quotations in the over-the-counter market on the last business day before the conversion date or, if the Common Stock shall at the time be dealt in on a securities exchange, shall be the last recorded sale price of a share of Common Stock on such exchange on the last business day preceding the conversion date or, if there be no such last recorded sale price, the last quoted bid price on such exchange at the close of trading on such day.

The corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon the conversion of all shares of the First Series from time to time outstanding.
The corporation will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of the First Series pursuant hereto. The corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of the First Series so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the corporation the amount of any such tax or has established, to the satisfaction of the corporation, that such tax has been paid.
Subsection J. Relative Rights and Preferences of the Second Series of Third Cumulative Preferred Stock.
Pursuant to a resolution duly-adopted by the Board of Directors of the corporation on October 9, 2002, the second series of the Third Cumulative Preferred Stock was established consisting of 1,000 shares, the designation and the relative rights and preferences thereof, in addition to those set forth in Subsections A through H of this Section I, being as follows:
(1)	The designation is “Third Cumulative Preferred Stock, 6.5% Second Series” (hereinafter called the “Second Series”).

(2)	The rate of 6.5% per share of the Second Series per year is hereby fixed as the rate per annum at which the holders of shares of the Second Series shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the annual rate of $123,190.93 per share (being 6.5% of the liquidation value of $1,894,245.00 per share as stated below), and no more, payable quarterly in arrears on the dividend payment dates specified hereunder. Such dividends shall be cumulative from December 10, 2002. The amount of dividends payable for the initial dividend period, or any other period shorter or longer than a full calendar quarter, on the Second Series shall be computed on the basis of twelve 30-day months and a 360-day year.

(3)	Each holder of a share of the Second Series shall not be entitled to any voting rights except as provided by law and except as provided in Subsection E above. Without limitation, the holders of the Second Series shall not be entitled to participate in any vote of the holders of the Third Preferred Stock referred to in Subsection F above.

In exercising the voting rights set forth in this Subsection, each share of the Second Series shall have one vote per share, except that when any other series of shall have the right to vote with the Second Series as a single class on any matter, then the Second Series shall have with respect to such matters such number of votes per share as shall be necessary so that the voting rights of the shares of the Second Series and the voting rights of the shares of such other series of preferred stock are in proportion to their respective liquidation values per share. Except as otherwise required by applicable law or as set forth herein, the shares of the Second Series shall not have any relative, participating, optional, or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

(4)	The shares of the Second Series are not redeemable by the corporation.

(5)	Upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of shares of the Second Series shall be entitled to receive at the time thereof in a cash out of the assets of the corporation, before any distribution or payment shall be made to the holders of any junior stock, the amount of $1,894.245.00 per share, plus dividends accrued and unpaid thereon to such time.
Subsection K. Relative Rights and Preferences of the Third Series of Third Cumulative Preferred Stock.
Pursuant to a resolution duly-adopted by the Board of Directors of the corporation on October 9, 2002, and by action by written consent of a duly-authorized Pricing Committee of the Board of Directors on November 8, 2002, the third series of the Third Cumulative Preferred Stock was established consisting of 1,000 shares, the designation and the relative rights and preferences thereof, in addition to those set forth in Subsections A through H of this Section I, being as follows:

(1)	The designation is “Third Cumulative Preferred Stock, 6.60% Third Series” (hereinafter called the “Third Series”).

(2)	The rate of 6.60% per share of the Third Series per year is hereby fixed as the rate per annum at which the holders of shares of the Third Series shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the annual rate of $11,258.68 per share (being 6.60% of the liquidation value of $170,586.00 per share as stated below), and no more, payable quarterly in arrears on the dividend payment dates specified hereunder. Such dividends shall be cumulative from the date of issue of the Third Series. The amount of dividends payable for the initial dividend period, or any other period shorter or longer than a full calendar quarter, on the Third Series shall be computed on the basis of twelve 30-day months and a 360-day year.

(3)	Each holder of a share of the Third Series shall not be entitled to any voting rights except as provided by law and except as provided in Subsection E above. Without limitation, the holders of the Third Series shall not be entitled to participate in any vote of the holders of the Third Preferred Stock referred to in Subsection F above.

In exercising the voting rights set forth in this Subsection, each share of the Third Series shall have one vote per share, except that when any other series of shall have the right to vote with the Third Series as a single class on any matter, then the Third Series shall have with respect to such matters such number of votes per share as shall be necessary so that the voting rights of the shares of the Third Series and the voting rights of the shares of such other series of preferred stock are in proportion to their respective liquidation values per share. Except as otherwise required by applicable law or as set forth herein, the shares of the Third Series hall not have any relative, participating, optional, or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

(4)	The shares of the Third Series shall be redeemable in whole or in part at any time on or after the 25th anniversary of the date of first issuance of shares of the series. The Third Series shall not be redeemable by the corporation prior to that date. The redemption price payable upon exercise of the right to redeem shares of the Third Series is fixed at the liquidation value of $170,586.00 per share, plus dividends accrued and unpaid thereon to such time.

(5)	Upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of shares of the Third Series shall be entitled to receive at the time thereof in a cash out of the assets of the corporation, before any distribution or payment shall be made to the holders of any junior stock, the amount of $170,586.00 per share, plus dividends accrued and unpaid thereon to such time.
Subsection L. Relative Rights and Preferences of the Fourth Series of Third Cumulative Preferred Stock.
Pursuant to a resolution duly-adopted by the Board of Directors of the corporation on March 14, 2007, the fourth series of the Third Cumulative Preferred Stock was established consisting of 1,000 shares, the designation and the relative rights and preferences thereof, in addition to those set forth in Subsections A through H of this Section I, being as follows:
(1)	The designation is “Third Cumulative Preferred Stock, 7.65% Fourth Series” (hereinafter called the “Fourth Series”).

(2)	The rate of 7.65% per share of the Fourth Series per year is hereby fixed as the rate per annum at which the holders of shares of the Fourth Series shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the annual rate of $130,050.00 per share (being 7.65% of the liquidation value of $1,700,000.00 per share as stated below), and no more, payable quarterly in arrears on the dividend payment dates specified hereunder. Such dividends shall be cumulative from May 2, 2007, the date of issue of the Fourth Series. The amount of dividends payable for the initial dividend period, or any other period shorter or longer than a full calendar quarter, on the Fourth Series shall be computed on the basis of twelve 30-day months and a 360-day year.

(3)	Each holder of a share of the Fourth Series shall not be entitled to any voting rights except as provided by law and except as provided in this Subsection. Without limitation, except as required by law, the holders of the Fourth Series shall not be entitled to participate in any vote of the holders of the Third Preferred Stock referred to in Subsections E or F above.

Without the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Fourth Series, voting separately as a class, the corporation will not amend, alter or repeal (by merger or otherwise) any provision of these Restated Articles so as to materially adversely affect the preferences, rights, or powers of the Fourth Series; provided that any such amendment that changes the dividend payable on or the liquidation preference of the Fourth Series shall require the affirmative vote at a meeting of holders of the Fourth Series called for the purposes or the written consent of the holders of each outstanding share of the Fourth Series adversely affected thereby.

Without the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Fourth Series, voting separately as a class, the corporation will not (i) issue any shares of the Fourth Series in addition to the shares designated thereby; (ii) authorize, or increase the authorized amount of, any class of stock of the corporation ranking prior to or on a parity with the Third Preferred Stock, either as to dividends or upon liquidation; or (iii) increase the authorized amount of the Third Preferred Stock; provided that clauses (ii) and (iii) shall not limit the right of the corporation to issue preferred stock ranking pari passu with the Fourth Series in connection with any merger in which the corporation is the surviving entity.

In exercising the voting rights set forth in this Subsection, each share of the Fourth Series shall have one vote per share, except that when any other series of preferred stock shall have the right to vote with the Fourth Series as a single class on any matter, then the Fourth Series shall have with respect to such matters such number of votes per share as shall be necessary so that the voting rights of the shares of the Fourth Series and the voting rights of the shares of such other series of preferred stock are in proportion to their respective liquidation values per share. Except as otherwise required by applicable law or as set forth above, the shares of the Fourth Series shall not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

(4)	The shares of the Fourth Series shall be redeemable on the 15th anniversary of the date of first issuance of shares of the Series, subject to the restrictions provided above and the final paragraph of Subsection E above. The Fourth Series shall be redeemable in whole or in part by the corporation beginning on the 10th anniversary of the date of first issuance of the shares of the series, subject to the restrictions provided above and the final paragraph of Subsection E above. The redemption price payable upon exercise of the right to redeem shares of the Fourth Series is fixed at the liquidation value of

$1,700,000.00 per share, plus dividends accrued and unpaid thereon to the date fixed for redemption.

(5)	Upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of shares of the Fourth Series shall be entitled to receive at the time thereof in a cash out of the assets of the corporation, before any distribution or payment shall be made to the holders of any junior stock, the amount of $1,700,000.00 per share, plus dividends accrued and unpaid thereon to such time.
SECTION II. COMMON STOCK
     This Section II sets forth the powers, preferences and rights and the qualifications, limitations or restrictions in respect to the Common Stock of the corporation.
Subsection A. Equal Rights.
Each share of Common Stock issued or to be issued under the provisions of this Article Fifth shall be equal in all respects one with the other, and no dividend shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment, and there shall be no distinction or difference between any share of Common Stock, or any rights appertaining thereto, and any other share of Common Stock.
Subsection B. Other Rights.
Except for and subject to those rights expressly granted in Section I of this Article Fifth to the holders of the Third Cumulative Preferred Stock, or except as may be provided by the laws of the Commonwealth of Pennsylvania, the holders of the Common Stock shall have exclusively all other rights of stockholders including but not by way of limitation: (a) exclusive voting power for all purposes and exclusive rights to all notices of meetings or of any action to be taken by the corporation or by its stockholders, (b) the right to receive dividends, when and as declared by the Board of Directors out of assets lawfully available therefor, and (c) in the event of any distribution of assets upon liquidation, dissolution or winding up of the corporation or otherwise, the right to receive ratably and equally all of the assets and funds of the corporation remaining after the payment to the holders of other classes of stock of the corporation of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of the corporation as hereinbefore provided in Section I of this Article Fifth.

Subsection C. Issuance of Common Stock.
The Common Stock shall be issued from time to time and at such time and in such manner and for such consideration, whether in cash or property or otherwise, as the Board of Directors shall in their absolute discretion by a duly adopted resolution provide.
SECTION III. PREEMPTIVE RIGHTS
     No holder of stock of the corporation of any class, whether now or hereafter outstanding, shall be entitled or have any right, as such holder, to subscribe for or to purchase any part of (i) any shares of any class whatsoever which the corporation may hereafter issue or sell or (ii) any obligations or securities which the corporation may hereafter issue or sell convertible into or exchangeable for any shares of the corporation of any class or (iii) any warrants which the corporation may hereafter issue or sell that shall confer upon the holder or owner thereof the right to subscribe for or purchase from the corporation any of its shares of any class. The provisions of this Section III shall be effective to eliminate and deny any preemptive right which may exist or may have existed in respect of any outstanding shares.
SECTION IV. CUMULATIVE VOTING RIGHTS
     No shareholder shall in any election of directors have any right to cumulate his votes and cast them for one candidate or distribute them among two or more candidates.
SECTION V. MAJORITY VOTING
     Each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, then the nominees receiving the highest number of votes up to the number of directors to be elected shall be elected. For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If an incumbent director is not elected, the director shall offer to tender his or her resignation to the Board. The Corporate Governance Committee of the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the decisions of the Corporate Governance Committee or of the Board with respect to his or her own resignation.
6.	Section I. Limitation of Director Liability.

To the fullest extent that laws of the Commonwealth of Pennsylvania, as in effect on January 27, 1987 or as thereafter amended, permit elimination of limitation of the liability of directors, no Director of the corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a Director. This Section A shall not apply to any action filed prior to January 27, 1987, nor to any breach of performance of duty or any failure of performance of duty by any Director occurring prior to January 27, 1987. The provisions of this Section A shall be deemed to be a contract with each Director of the corporation who serves as such at any time while such provisions are in effect, and each such Director shall be deemed to be serving as such in reliance on the provisions of this Section A. This Section A shall not be amended, altered or repealed without the affirmative vote of the holders of at least 60% of the voting power (without consideration of the rights of any class of stock to elect directors by a separate class vote) of the then outstanding shares of capital stock of the corporation entitled to vote in an annual election of Directors, voting together and not as separate classes, unless such amendment, alteration or repeal is first recommended and approved by a majority of the entire Board of Directors in which case only a majority shareholder vote shall be required. Such affirmative vote shall be required notwithstanding the fact that no vote is required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. Any amendment to, alteration or repeal of this Section A which has the effect of increasing Director liability shall operate prospectively only and shall not have any effect with respect to any action taken, or any failure to act, by a Director prior thereto.

Section II. Indemnification of Directors, Officers and Others.

Except as prohibited by law, the corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) and may take such steps as may be deemed appropriate by the Board of Directors, including purchasing and maintaining insurance, entering into contracts (including, without limitation, contracts or indemnification between the corporation and its directors, officers or employees), creating a trust fund, granting security interests or using other means (including, without limitation, a letter of credit) to ensure the payment of such amount as may be necessary to effect such indemnification. This Section II shall apply to any action taken, or any failure to take any action, on or after January 27, 1987. This Section II shall not be amended, altered or repealed without the affirmative vote of the holders of at least 60% of the voting power (without consideration of the rights of any class of stock to elect directors by a separate class) of the then outstanding shares of capital stock of the corporation entitled to vote in an annual election of Directors, voting together and not as separate classes, unless such amendment, alteration or repeal is first recommended and approved by a majority of the entire Board of Directors in which case only a majority shareholder vote shall be required. Such affirmative vote shall be required notwithstanding the fact that no vote is required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. Any amendment to, alteration or repeal of this Section II which has the effect of limiting the authority of the corporation to indemnify persons under this Section II shall operate prospectively only and shall not limit in any way any indemnification provided pursuant to this Section II with respect to any action taken, or failure to act, occurring prior thereto.

7.1	A higher than majority shareholder vote for certain Business Combinations shall be required as follows (all capitalized terms being used as subsequently defined herein):
(a)	In addition to any affirmative vote required by law or the Articles of Incorporation, and except as otherwise expressly provided in Section 7.2 of this Article Seventh:
(1)	any merger or consolidation of the corporation or any Subsidiary with (A) any Interested Shareholder or with (B) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder;

(2)	any sale, lease, exchange, loan, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value of $15,000,000.00 or more;

(3)	the issuance or sale by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder in exchange for cash, securities or other consideration (or a combination thereof) having an aggregate Fair Market Value of $15,000,000.00 or more;

(4)	the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

(5)	any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder;
shall require the affirmative vote of the holders of at least 80% of the voting power (without consideration of the rights of any class of stock to elect directors by a separate class vote) of the then outstanding shares of capital stock of the corporation entitled to vote in an annual election of directors (the “Voting Stock”), voting together and not as separate classes. Such affirmative vote shall be required notwithstanding the fact that no vote is required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

(b)	the term “Business Combination” as used in this Article Seventh shall mean any transaction which is referred to in any one or more of clauses (1) through (5) of Subparagraph (a) of Section 7.1 of this Article Seventh.
7.2	The provisions of Section 7.1 of this Article Seventh shall not be applicable to any Business Combination, and such Business Combination shall require only such affirmative vote (if any) as is required by law or any other provision of the Articles of Incorporation if the conditions specified in either of the following Subparagraphs (a) or (b) are met:
(a)	The Business Combination shall have been approved by a majority of the Continuing Directors; or

(b)	All of the following six conditions shall have been met:

(1)	The transaction constituting the Business Combination shall provide for a consideration to be received by holders of Common Stock in exchange for their stock, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:
(A)	(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired (i) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the “Announcement Date”) or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher;

(B)	the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the “Determination Date”), whichever is higher; and

(C)	(if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to clause (B) immediately preceding, multiplied by the ratio of (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired within the two-year period immediately prior to the Announcement Date to (ii) the Fair Market Value per share of Common Stock on the first day in such two-year period on which the Interested Shareholder beneficially owned any shares of Common Stock.

All per share prices shall be adjusted to reflect any intervening stock splits, stock dividends and reverse stock splits.
(2)	If the transaction constituting the Business Combination shall also provide for a consideration to be received by holders of any class of outstanding Voting Stock (other than Common Stock and other than Institutional Voting Stock) in exchange for their stock, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Shares of such Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause (b) (2) shall be required to be met with respect to every class of outstanding Voting Stock (other than Institutional Voting Stock), whether or not the Interested Shareholder beneficially owns any shares of a particular class of Voting Stock):
(A)	(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of such class of Voting Stock beneficially owned by the Interested Shareholder which were acquired (i) within the two-year period immediately prior to the Announcement Date, or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher;

(B)	(if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(C)	the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

(D)	(if applicable) the price per share equal to the Fair Market Value per share of such class of Voting Stock determined pursuant to clause (C) immediately preceding, multiplied by the ratio of (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of such class of Voting Stock beneficially owned by the Interested Shareholder which were acquired within the two-year period immediately prior to the Announcement Date to (ii) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period on which the Interested Shareholder beneficially owned any shares of such class of Voting Stock.

All per share prices shall be adjusted for intervening stock splits, stock dividends and reverse stock splits.

(3)	The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire shares of such class of Voting Stock which are beneficially owned by the Interested Shareholder. If the Interested Shareholder beneficially owns shares of any class of Voting Stock which were acquired with varying forms of consideration, the form of consideration to be received by holders of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock beneficially owned by it.

(4)	After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (A) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock; (B) there shall have been (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock) except as approved by a majority of the Continuing Directors, and (ii) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (C) such Interested Shareholder shall not have become the beneficial owner of any shares of Voting Stock except as part of the transaction in which it became an Interested Shareholder.

(5)	After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(6)	A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).
7.3	For the purposes of this Article Seventh:
(a)	A “person” shall mean any individual, firm, corporation or other entity;

(b)	“Interested Shareholder” at any particular time shall mean any person (other than the corporation or any Subsidiary) who or which:
(1)	is at such time the beneficial owner, directly or indirectly, of shares of the corporation having more than 10% of the voting power of the then outstanding Voting Stock; or

(2)	at any time within the two-year period immediately prior to such time was the beneficial owner, directly or indirectly, of shares of the corporation having more than 10% of the voting power of the then outstanding Voting Stock; or

(3)	is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to such time beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.
(c)	A person shall be a “beneficial owner” of any shares of Voting Stock which:
(1)	are beneficially owned, directly or indirectly, by such person or any of its Affiliates or Associates;

(2)	such person or any of its Affiliates or Associates has (A) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

(3)	are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.
(d)	For the purposes of determining whether a person is an Interested Shareholder pursuant to Subparagraph (b) of this Section 7.3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by an Interested Shareholder through application of Subparagraph (c) of this Section 7.3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

(e)	“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on September 14, 1983 (the term “registrant” in said Rule 12b-2 meaning, in this case, the corporation).

(f)	“Beneficially owned” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on September 14, 1983.

(g)	“Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Subparagraph (b) of this Section 7.3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

(h)	“Continuing Director” means any member of the Board of Directors of the corporation who is unaffiliated with, and not a representative of, the Interested Shareholder and was a member of the Board of Directors on September 14, 1983 or prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with, and not a representative of, the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

(i)	“Fair Market Value” means: (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (2) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

(j)	“Institutional Voting Stock” shall mean any class of Voting Stock which was issued directly to and continues to be held solely by one or more insurance companies, pension funds, commercial banks, savings banks or similar financial institutions or institutional investors.

(k)	In the event of any Business Combination in which the corporation survives, the phrase “consideration other than cash to be received” as used in Subparagraph (b) of Section 7.2 of this Article Seventh shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.
7.4	The Board of Directors shall have the power and duty to determine for the purposes of this Article Seventh, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Shareholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether a class of Voting Stock is Institutional Voting Stock and (e) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $15,000,000.00 or more. Any such determination made in good faith shall be binding and conclusive.

7.5	Nothing contained in this Article Seventh shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

7.6	Notwithstanding any other provisions of law, the Articles of Incorporation or the By-Laws of the corporation, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Seventh.

8.	The Articles of Incorporation, as amended and restated herein, supersede the original Articles of Incorporation and all amendments thereto.

FURTHER RESOLVED, that the Chairman of the Board, President and Chief Executive Officer or any Vice President of the corporation be, and they hereby are, authorized, empowered and directed to execute, under the corporate seal of the corporation, Articles of Amendment to the Amended and Restated Articles of Incorporation of the corporation and to cause said Articles of Amendment to be filed forthwith with the Department of State of the Commonwealth of Pennsylvania.
     IN WITNESS WHEREOF, H. J. Heinz Company has caused these ARTICLES OF INCORPORATION to be signed by its Chairman, President and Chief Executive Officer and its corporate seal, duly attested by its Secretary, to be hereunto affixed this                      day of August, 2007.

ATTEST:		H. J. HEINZ COMPANY

By:		By:
	RENE D. BIEDZINSKI,		WILLIAM R. JOHNSON,
	Corporate Secretary		Chairman, President, and
Chief Executive Officer
(Corporate Seal)
FILED in the Department of State for the Commonwealth of Pennsylvania on                                         , 2007

Secretary of the Commonwealth

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